[For the Southern Iowa BioEnergy LLC Letterhead]

RESCISSION OFFER ELECTION FORM

____________, 2007

_______ I accept this rescission offer. Please refund the purchase price of the membership units to me plus interest.

_______ I decline this rescission offer and will continue my investment. I understand that my right to sue under the securities laws of ___________________, with respect to the material changes to Southern Iowa BioEnergy LLC’s initial public offering is extinguished with this offer of rescission.

(Investor’s name and signature)	(Date)

In order to register your election, you must return this completed Rescission Offer Election Form to us at the following address:

SOUTHERN IOWA BIOENERGY LLC
Attn: William T. Higdon
115 S. Linden Street
Lamoni, Iowa 50140

IF YOU WISH TO CONFIRM YOUR SUBSCRIPTION, YOU MUST CHECK THE BOX AS INDICATED ABOVE AND RETURN THIS FORM TO US. YOU MAY CHANGE YOUR ELECTION AT ANYTIME PRIOR TO EXPIRATION OF THE RESCISSION OFFER. THE RESCISSION OFFER EXPIRES ON ______________, 2007. ONCE YOU RETURN THE COMPLETED FORM AND THE RESCISSION OFFER EXPIRES, YOUR ELECTION TO CONFIRM IS IRREVOCABLE, AND YOUR INVESTMENT WILL NOT BE RETURNED, UNLESS WE REJECT YOUR SUBSCRIPTION. IF THIS FORM IS NOT COMPLETED AND RECEIVED BY US WITHIN THIRTY (30) DAYS OF RECEIPT, YOUR RESCISSION RIGHTS ARE WAIVED, AND YOU WILL NOT BE ABLE TO WITHDRAW YOUR INVESTMENT.